Exhibit 99.2

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax (804) 254-3594

PRESS RELEASE

CONTACT		RELEASE
Karen M. L. Whelan		2:30 p.m. Eastern Time
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation’s Allen B. King to Retire as CEO

George C. Freeman, III, Named Successor

Richmond, VA, August 7, 2007 / PRNEWSWIRE

Allen B, King, Chairman and Chief Executive Officer of Universal Corporation, has announced his plans to retire as Chief Executive Officer of the Corporation effective March 31, 2008.

Universal Corporation’s Board of Directors has elected George C. Freeman, III, currently President, to succeed Mr. King as Chief Executive Officer as of April 1, 2008. Mr. King will continue to serve as Chairman of the Board until his current term ends in August 2008.

Mr. Freeman has been with the Company since 1997. Prior to that time, he was with Hunton & Williams, an international law firm. Mr. Freeman was elected General Counsel and Secretary of the Company in February 2001, Vice President in November 2005, and President in December 2006.

Mr. King has been with the Company since 1969. After serving as President of the Company for over 10 years, he became President and Chief Executive Officer on January 1, 2003, and was elected Chairman of the Board of Directors on October 28, 2003.

Mr. King stated, “I have spent nearly 40 years with Universal and its many talented and dedicated employees, and it has been an honor to lead the Company during the last five years. I am very pleased that George will succeed me as Chief Executive Officer. He has a broad knowledge of all aspects of the Company, and he and his team are the right group to lead Universal in the future.”

Mr. Freeman noted, “I appreciate the Board’s confidence in me and I am honored that they have selected me to lead this outstanding company. I have worked closely with Allen King in recent years as we renewed our focus on our tobacco business. The Company has a strong management team in place, and with their support, I am confident that we can build Universal’s future on the foundation laid over the last 89 years.”

Additional information

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. The revenues of its tobacco business for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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